                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1
       (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

                             (Amendment No._______)*


                            Akamai Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00971T101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]      Rule 13d-1(b)

        [ ]      Rule 13d-1(c)

        [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)


                               Page 1 of 16 Pages

CUSIP NO.    126946102                   13G           PAGE   2   OF  16   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          POLARIS VENTURE PARTNERS II, L.P.
          See Item 2 for identification of General Partner
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Tax ID Number:
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    6,498,463(A)
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0(A)
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   6,498,463(A)
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0(A)
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,498,463(A)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [ X ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------

(A) Excludes an aggregate of 154,573 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

CUSIP NO.    00971T101                   13G           PAGE   3   OF  16   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          POLARIS VENTURE PARTNERS FOUNDERS' FUND II, L.P.
          See Item 2 for identification of General Partner
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Tax ID Number:
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    154,573(A)
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0(A)
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   154,573(A)
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0(A)
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          154,573(A)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [ X ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------

(A) Excludes an aggregate of 6,498,463 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

CUSIP NO.    00971T101                   13G           PAGE   4   OF  16   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          POLARIS VENTURE MANAGEMENT CO. II, L.L.C.
          See Item 2 for list of Managing Members
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Tax ID Number:

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    6,653,036
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   6,653,036
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,653,036
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          OO
          ---------------------------------------------------------------------

CUSIP NO.    00971T101                   13G           PAGE   5   OF  16   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
           STEPHEN D. ARNOLD
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Tax ID Number:

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S. Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     6,653,036
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               6,653,036
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,653,036
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------

CUSIP NO.    00971T101                   13G           PAGE   6   OF  16   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          TERRANCE G. MCGUIRE
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Tax ID Number:
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S. Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     6,653,036
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               6,653,036
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,653,036
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------

CUSIP NO.    00971T101                   13G           PAGE   7   OF  16   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          JONATHAN A. FLINT
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Tax ID Number:
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S. Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     6,653,036
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               6,653,036
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,653,036
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------

CUSIP NO.    00971T101                   13G           PAGE   8   OF  16   PAGES
         ---------------------                              -----    -----



                           ITEM 1.

                  (a)      NAME OF ISSUER: Akamai Technologies, Inc. (the
                           "Company")

                  (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 201 Broadway, Cambridge, MA 02139

                  ITEM 2.

         Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"): (a) name;
(b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

         I.

                  (a) Polaris Venture Partners II, L.P., a Delaware limited partnership ("PVP II, L.P."). The General Partner of PVP II, L.P. is Polaris Venture Management Co. II, L.L.C., a Delaware limited liability company ("PVM II"). The Managing Members of PVM II are Stephen A. Arnold ("Arnold"), Terrance G. McGuire ("McGuire") and Jonathan A. Flint ("Flint").

                  (b)      1000 Winter Street, Suite 3350, Waltham, MA,
                           02451-1215

                  (c)      Delaware

                  (d)      Common Stock

                  (e)      00971T101

         II.

                  (a) Polaris Venture Partners Founders' Fund II, L.P. ("Polaris FF II"). The General Partner of Polaris FF II is PVM II.

                  (b)      1000 Winter Street, Suite 3350, Waltham, MA,
                           02451-1215

                  (c)      Delaware

                  (d)      Common Stock

                  (e)      00971T101

         III.

                  (a) Polaris Venture Management Co. II, L.L.C., a Delaware limited liability company.

                  (b)      1000 Winter Street, Suite 3350, Waltham, MA,
                           02451-1215

                  (c)      Delaware

                  (d)      Common Stock

                  (e)      00971T101

         IV.

                  (a)      Stephen D. Arnold

                  (b)      1000 Winter Street, Suite 3350, Waltham, MA,
                           02451-1215

                  (c)      U.S. Citizen

                  (d)      Common Stock

                  (e)      00971T101

CUSIP NO.    00971T101                   13G           PAGE   9   OF  16   PAGES
         ---------------------                              -----    -----


         V.

                  (a)      Terrance G. McGuire

                  (b)      1000 Winter Street, Suite 3350, Waltham, MA,
                           02451-1215

                  (c)      U.S. Citizen

                  (d)      Common Stock

                  (e)      00971T101

         VI.

                  (a)      Jonathan A Flint

                  (b)      1000 Winter Street, Suite 3350, Waltham, MA,
                           02451-1215

                  (c)      U.S. Citizen

                  (d)      Common Stock

                  (e)      00971T101


                           ITEM 3.

         Not Applicable

                           ITEM 4.

         (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:

                               Common Stock
                               Beneficially            % of Class
 Filing Person                     Owned                   (1)          Voting Power        Dispositive Power
----------------               ------------            ----------       ------------        -----------------
PVP II, L.P. (2)                 6,498,463                 7.1              sole                 sole
Polaris FF II. (2)                 154,573                 0.2              sole                 sole
PVM II                           6,653,036                 7.3              sole                 sole
Arnold (3)                       6,653,036                 7.3             shared               shared
McGuire (3)                      6,653,036                 7.3             shared               shared
Flint (3)                        6,653,036                 7.3             shared               shared


                  (1) All percentages in this table are based on the 91,441,851 shares of Common Stock of the Company outstanding, as reported in the Company's prospectus filed with the Securities and Exchange Commission on October 29, 1999 pursuant to Rule 424(b)(1) under the Securities Act of 1933.

                  (2) Each noted entity (together, the "PVP II Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. PVM II, as sole General Partner of PVP II, L.P. and Polaris FF II may also be deemed to have sole voting and investment power with respect to such securities. PVM II disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

                  (3) Under the operating agreement of PVM II, the Managing Members share voting and dispositive power over the Company's securities. As such, each noted individual may be deemed to have shared voting and shared dispositive power over the securities of the Company owned by the PVP II Funds. Each individual disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

CUSIP NO.    00971T101                   13G           PAGE  10   OF  16   PAGES
         ---------------------                              -----    -----


                           ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable.

                           ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
                                   OF ANOTHER PERSON

         Not Applicable.

                           ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE
                                   SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
                                   REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.

                           ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS
                                   OF THE GROUP

         This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k). As a result of the relationships among the Filing Persons described herein, some or all of the Filing Persons may be deemed to comprise a "group" within the meaning of Section 13 and the Rules promulgated thereunder. However, the Filing Persons deny such group status.

                           ITEM 9. NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.

                           ITEM 10. CERTIFICATION

         Not Applicable.

CUSIP NO.    00971T101                   13G           PAGE  11   OF  16   PAGES
         ---------------------                              -----    -----



                        MATERIAL TO BE FILED AS EXHIBITS



         The following exhibit is attached hereto:

         Exhibit A - Statement Appointing Designated Filer and Authorized Signer dated February 7, 2000.

CUSIP NO.    00971T101                   13G           PAGE   12   OF  16  PAGES
         ---------------------                              -----    -----



                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Dated:  February 10, 2000           POLARIS VENTURE PARTNERS II, L.P.
                                    a Delaware Limited Partnership


                                    By: /s/  John Gannon
                                        ---------------------------------------
                                        John Gannon
                                        Authorized Signatory


                                    POLARIS VENTURE PARTNERS FOUNDERS' FUND II,
                                    L.P., a Delaware Limited Partnership


                                    By: /s/  John Gannon
                                        ---------------------------------------
                                        John Gannon
                                        Authorized Signatory


                                    POLARIS VENTURE MANAGEMENT CO. II, L.L.C., a
                                    Delaware Limited Liability Company


                                    By: /s/  John Gannon
                                        ---------------------------------------
                                        John Gannon
                                        Authorized Signatory


                                    STEPHEN D. ARNOLD


                                    By: /s/  John Gannon
                                        ---------------------------------------
                                        John Gannon
                                        Authorized Signatory

CUSIP NO.    00971T101                   13G           PAGE  13   OF  16   PAGES
         ---------------------                              -----    -----



                                    TERRANCE G. MCGUIRE


                                    By: /s/  John Gannon
                                        ---------------------------------------
                                        John Gannon
                                        Authorized Signatory


                                    JONATHAN A. FLINT


                                    By: /s/  John Gannon
                                        ---------------------------------------
                                        John Gannon
                                        Authorized Signatory

CUSIP NO.    00971T101                   13G           PAGE  14   OF  16   PAGES
         ---------------------                              -----    -----



                                    EXHIBIT A


STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNATORY


         Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby authorizes and designates Polaris Venture Management Co. II, L.L.C. or such other person or entity as is designated in writing by John J. Gannon (the "Designated Filer") as the beneficial owner to prepare and file on behalf of such Reporting Person individually, or jointly together with the other Reporting Persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G, Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together with the implementing regulations thereto, the "Act") and the Securities Exchange Act of 1934, as amended (together with the implementing regulations thereto, the "Exchange Act") (collectively, the "Reports") with respect to the Reporting Person's ownership of, or transactions in, securities of any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (collectively, the "Companies").

         Each Reporting Person hereby further authorizes and designates John J. Gannon (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports and to perform any and all other acts, which in the opinion of the Designated Filer or Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

         The authority of the Designated Filer and the Authorized Signatory under this Document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file any Reports with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with the Act or the Exchange Act.



February 7, 2000                   POLARIS VENTURE MANAGEMENT CO. II, L.L.C.,
                                   a Delaware Limited Liability Company



                                   By:  /s/  Terrance G. McGuire
                                        ---------------------------------------
                                        Terrance G. McGuire, Managing Member

CUSIP NO.    00971T101                   13G           PAGE  15   OF  16   PAGES
         ---------------------                              -----    -----




February 7, 2000               POLARIS VENTURE PARTNERS II, L.P.,
                               a Delaware Limited Partnership

                               By: Polaris Venture Management Co. II, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner



                               By: /s/  Terrance G. McGuire
                                   ------------------------------------------
                                   Terrance G. McGuire, Managing Member


February 7, 2000               POLARIS VENTURE PARTNERS FOUNDERS' FUND II, L.P.,
                               a Delaware Limited Partnership


                               By: Polaris Venture Management Co. II, L.L.C., a Delaware Limited Liability Company
                                    Its General Partner



                               By: /s/  Terrance G. McGuire
                                   ------------------------------------------
                                   Terrance G. McGuire, Managing Member


February 7, 2000


                               By: /s/  Stephen D. Arnold
                                   ------------------------------------------
                                   Stephen D. Arnold


February 7, 2000


                               By: /s/  Brian Chee
                                   ------------------------------------------
                                   Brian Chee

CUSIP NO.    00971T101                   13G           PAGE  16   OF  16   PAGES
         ---------------------                              -----    -----




February 7, 2000


                               By: /s/  Jonathan A. Flint
                                   ------------------------------------------
                                   Jonathan A. Flint


February 7, 2000


                               By: /s/  John Gannon
                                   ------------------------------------------
                                   John Gannon


February 7, 2000


                               By: /s/  Eileen A. McCarthy
                                   ------------------------------------------
                                   Eileen A. McCarthy


February 7, 2000


                               By: /s/  Terrance G. McGuire
                                   ------------------------------------------
                                   Terrance G. McGuire